UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LINCOLNWAY ENERGY, LLC
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 25, 2019

Dear Member:

You are cordially invited to the 2019 Annual Meeting of the Members of Lincolnway Energy, LLC (the “Company”) which will be held at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa on Thursday, March 7, 2019, commencing at 6:30 p.m. (the “2019 Annual Meeting”).

A Notice of Internet Availability of Proxy Materials (which includes information about the proxy card, proxy statement, notice of annual meeting and our 2018 annual report (the “Proxy Materials”)) was mailed to our members on or about January 25, 2019, and the Proxy Materials have been posted on our website at www.linconwayenergy.com.  We urge all members to access the Proxy Materials, print the proxy card, fill it out and send it to us to count your votes for the 2019 Annual Meeting.  We will also mail proxy cards to all members on or about February 4, 2019.

Details of the business to be conducted at our 2019 Annual Meeting are provided in the attached Notice of Annual Meeting of Members and Proxy Statement.

YOUR VOTE IS VERY IMPORTANT and it is important that your units be represented and voted at the meeting.  The directors therefore urge you to carefully review all of the Proxy Materials, and then complete, sign and date the proxy card and promptly return it in the reply envelope.  You can also print the proxy card off from our website (www.lincolnwayenergy.com) and return it to the Company.  In either case, your proxy card must be received at the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, before 3:00 p.m. on March 7, 2019 in order to be valid.  This will also help ensure a quorum at the meeting and will save the Company the expense and extra work of additional solicitations.  If you return your proxy card before the meeting and decide that you want to change your vote, you can do so at any time before the voting results are announced at the meeting by either coming to the Company’s principal office before 3:00 p.m. on March 7, 2019 or by coming to the 2019 Annual Meeting and notifying any director at any time before the voting results are announced at the meeting.  In either case, you will be given another proxy card to complete and deliver either at the 2019 Annual Meeting or to the Company’s principal office at any time before 3:00 p.m. on March 7, 2019.

On behalf of the directors, I would like to thank you for your continued interest in the affairs of Lincolnway Energy, LLC, and we look forward to seeing you at our 2019 Annual Meeting.

Sincerely,

Eric Hakmiller,
President

LINCOLNWAY ENERGY, LLC

NOTICE OF ANNUAL MEETING OF MEMBERS
to be held on March 7, 2019

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of the Members (the “2019 Annual Meeting”) of Lincolnway Energy, LLC (the “Company”) will be held at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa, on Thursday, March 7, 2019, commencing at 6:30 p.m.  The purposes of the 2019 Annual Meeting are to:

(1)	Elect three (3) directors to serve until the 2022 Annual Meeting of Members or until their successors shall be elected and qualified;

(2)	Elect one (1) director to serve until the 2021 Annual Meeting of Members or until his successor shall be elected and qualified;

(3)	Ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019; and

(4)	Transact such other business as may properly come before the meeting and any adjournment thereof.

The foregoing items are more fully described in the accompanying Proxy Statement.  Only members of record on January 25, 2019 are entitled to notice of, and to vote at, the 2019 Annual Meeting or any adjournment or postponement of the meeting.  Each unit is entitled to one vote on all matters presented at the 2019 Annual Meeting.

Your vote is very important and our directors desire that all members be present or represented at the 2019 Annual Meeting.  Even if you plan to attend in person, please sign, date and return the proxy card located on our website at www.lincolnwayenergy.com, or included in the printed proxy materials mailed to you if you requested printed materials, at your earliest convenience so that your units may be voted.  If you decide to attend the 2019 Annual Meeting in person, you retain the right to vote even though you mailed the enclosed proxy card.  The proxy card must be signed by each registered member of record for the units voted.

By Order of the Directors,

Timothy Fevold,
Secretary
Nevada, Iowa
January 25, 2019

LINCOLNWAY ENERGY, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF MEMBERS
TO BE HELD ON MARCH 7, 2019

This Proxy Statement is being provided by Lincolnway Energy, LLC (the “Company,” “we,” or “us”) in connection with the solicitation of proxies for the 2019 Annual Meeting of Members (the “2019 Annual Meeting”) that will be held on March 7, 2019, commencing at 6:30 p.m., at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa, and any adjournment or postponement thereof.  If you need directions to the Radisson Hotel Ames Conference Center at ISU, please call the Company at (515) 232-1010.  A copy of our annual report to members on Form 10-K for the fiscal year ended September 30, 2018 (“Fiscal Year 2018”), which includes our financial statements for Fiscal Year 2018 (the “Annual Report”) has been made available to our members along with this Proxy Statement.  Beginning on or about January 25, 2019, we made this Proxy Statement available to our members.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE MEMBERS’ MEETING TO BE HELD ON MARCH 7, 2019

Our Proxy Statement and Annual Report are also available online at
www.lincolnwayenergy.com

Under the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to use the Internet as our primary means of furnishing proxy materials to our members.  Consequently, most members will not receive paper copies of our proxy materials.  We instead sent our members a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet.  The Internet Availability Notice also included instructions on how to receive a paper copy of your proxy materials, if you so choose.  If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed.  We believe that this process expedites members’ receipt of proxy materials, lowers the costs of our 2019 Annual Meeting and helps to conserve natural resources.

This Proxy Statement, the Notice of the 2019 Annual Meeting, proxy card and our Annual Report may be requested by calling or e-mailing Kay Gammon at (515) 232-1010 or kgammon@lincolnwayenergy.com or accessing www.lincolnwayenergy.com and clicking on the “Investor” tab.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Proxy Statement, proxy card and Annual Report?

A:
The Proxy Statement, proxy card and Annual Report are being provided to our members pursuant to the requirements of the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) and of our Second Amended and Restated Operating Agreement dated November 10, 2010, as amended March 4, 2013 and March 3, 2016 (the “Operating Agreement”).  In particular, the materials are provided to solicit your vote on the three proposals to be voted upon by the members at the 2019 Annual Meeting and to invite you to attend the 2019 Annual Meeting.

Q:	Who is providing the Proxy Statement, proxy card and Annual Report and soliciting proxies?

A.
The proxy materials are being provided to you by the Company and proxies will be solicited on behalf of the Company by our directors, officers and employees.  The original solicitation of proxies by mail may be supplemented by solicitations by our directors, officers and employees by telephone, electronic or other means to request members return their proxy card or to attend the 2019 Annual Meeting.  The Company has not employed any third party to solicit proxies for the 2019 Annual Meeting.

Q:	Who is paying the costs of the solicitation?

A:
The Company will bear the expense of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to members.  No compensation will be paid to our directors, officers or employees for any solicitations.

Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries, trustees, custodians or other nominees holding units in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners.  We will reimburse such brokerage firms, banks, fiduciaries, trustees, custodians or other nominees for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials.

Q:	Who is entitled to notice of and to vote at the 2019 Annual Meeting?

A:
In accordance with Section 6.5 of our Operating Agreement, the record date for members entitled to notice of, and to vote at, the 2019 Annual Meeting is the close of  business on January 25, 2019 (the “Record Date”) which is the date on which we gave notice of the 2019 Annual Meeting.  Only members of record on January 25, 2019 are entitled to notice of, and to vote at, the 2019 Annual Meeting.

Q:	What proposals will the members vote on at the 2019 Annual Meeting?

A:	The following three proposals will be voted on by the members:

Proposal 1:
The election of three directors to serve until the 2022 Annual Meeting of the Members.  The nominees are James Dickson, James Hill and Kurt Olson.  This proposal is discussed further in the section of this Proxy Statement entitled "Proposal 1 - Election of Directors."

Proposal 2:
The election of one director to serve until the 2021 Annual Meeting of the Members.  The nominee is Douglas Moore.  This proposal is discussed further in the section of this Proxy Statement entitled "Proposal 1 - Election of Director Appointed to Fill Vacancy."

Proposal 3:
The ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019.  This proposal is discussed further in the section of this Proxy Statement entitled "Proposal 2 - Ratification of Independent Registered Public Accounting Firm."

No member proposals will be able to be made or acted upon at the 2019 Annual Meeting, and no member action will otherwise be able to be taken at the 2019 Annual Meeting, other than voting on the above three proposals.

Q:	How many votes does each member have?

A:	Members are entitled to one vote for each unit that they hold on each of the matters presented at the 2019 Annual Meeting.

Q:	How many units are outstanding?

A:	The Company has a single class of units and as of the Record Date we had 42,049 units outstanding and entitled to vote at the 2019 Annual Meeting.

Q:	What constitutes a quorum for the 2019 Annual Meeting?

A:
Pursuant to Section 6.7 of our Operating Agreement, members holding at least 25% of the outstanding units will constitute a quorum of the members for the 2019 Annual Meeting.  Since we had 42,049 units outstanding and entitled to vote as of the Record Date, at least 10,513 units need to be represented at the 2019 Annual Meeting in order for there to be a quorum.  A member attending the 2019 Annual Meeting, in person or by proxy, will be counted for purposes of establishing a quorum.

Q:	What is the voting requirement for each of the proposals?

A:	If a quorum is represented at the 2019 Annual Meeting, the voting requirement for the three proposals is as follows:

•
Approval of “Proposal 1 - Election of Directors” requires the affirmative vote of the holders of a plurality of the units represented in person or by proxy at the 2019 Annual Meeting.  A plurality vote means that the three nominees who receive the highest number of votes will be elected to fill the three director positions.

•
Approval of “Proposal 2 - Election of Director Appointed to Fill Vacancy” requires the affirmative vote of the holders of a plurality of the units represented in person or by proxy at the 2019 Annual Meeting.  A plurality vote means that the nominee who receives the highest number of votes will be elected to fill the director position.

•
Approval of “Proposal 3 – Ratification of Independent Registered Public Accounting Firm” requires the affirmative vote of a majority of the units represented in person or by proxy at the 2019 Annual Meeting.

Q:	What is the effect of an abstention or votes withheld?

A:
In accordance with Section 6.6 of our Operating Agreement, abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against the proposals to be voted upon at the 2019 Annual Meeting.

Q:	What are the voting recommendations of our directors on each of the three proposals?

A:	Our directors recommend that our members vote as follows:

•
FOR the election of each of the three director nominees named under the section entitled “Proposal 1 - Election of Directors.”  Additional information on each of the three director nominees is set forth under the section entitled “Proposal 1 - Election of Directors.”

•
FOR the election of the director nominee named under the section entitled “Proposal 2 - Election of Director Appointed to Fill Vacancy.”  Additional information on the director nominee is set forth under the section entitled “Proposal 2 - Election of Director Appointed to Fill Vacancy.”

•
FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.  Additional information on Proposal 3 is set forth under the section entitled “Proposal 3 - Ratification of Independent Registered Public Accounting Firm.”

Q:	Is there a deadline for delivery of my proxy card?

A:
Yes there is a delivery deadline.  In order to be valid and count as units represented at the 2019 Annual Meeting, a proxy card must either be (a) received at the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201 before 3:00 p.m. on March 7, 2019 or (b) delivered at the 2019 Annual Meeting before the voting results are announced at the meeting.

Q:	How must a member complete the proxy card in order for it to be valid?

A:
A proxy card must be signed and dated, and properly completed, in order to be valid.  If a proxy card is signed, dated, properly completed and timely returned, the units it represents will be voted at the 2019 Annual Meeting in accordance with the specifications provided in the proxy card or if you did not provide any specifications or instructions, as set forth below under the following question: “How will the proxies designated on the proxy card vote a member’s units with respect to each proposal?”

Q:	Can a member revoke a proxy?

A:
A member who returns a proxy card to the Company before the 2019 Annual Meeting but wants to change the member's vote, can do so at any time before the voting results are announced at the meeting by either:

•	Coming to the principal office of the Company before 3:00 p.m. on March 7, 2019 and notifying the Company; or

•	Attending the 2019 Annual Meeting and notifying any director at any time before the voting results are announced at the meeting.

In either case, the member will be given another proxy card to complete and deliver either (a) at the 2019 Annual Meeting or (b) to the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201 any time before 3:00 p.m. on March 7, 2019.  Attendance in person at the 2019 Annual Meeting does not itself revoke a proxy unless a new proxy card is completed and submitted.

If your units are held in the name of your brokerage firm, bank, fiduciary, trustee, custodian or other nominee, you are considered the beneficial owner of units held in your name.  If you are the beneficial owner of your units and not the holder of record, you will need to contact your brokerage firm, bank, fiduciary, trustee, custodian or other nominee to revoke any prior voting instructions or bring with you a legal proxy from your brokerage firm, bank, fiduciary, trustee, custodian or other nominee authorizing you to vote the units.

Q:	Will a vote be taken at the 2019 Annual Meeting?

A:
Members will be permitted to deliver their proxy cards at the 2019 Annual Meeting at any time before the voting results are announced at the meeting.  We do not, however, contemplate calling for a vote on any of the proposals, and we will instead tabulate the results of the voting by proxy and announce the results near the conclusion of the 2019 Annual Meeting.

As stated above, if you request a proxy card to vote your units at the 2019 Annual Meeting and you are the beneficial owner of your units and not the holder of record, you will need to bring with you a legal proxy from your brokerage firm, bank, fiduciary, trustee, custodian or other nominee authorizing you to vote the units.

Q:	How will the proxies designated on the proxy card vote a member’s units with respect to each proposal?

A:
Your units will be voted in accordance with the instructions you indicate when you submit your proxy card.  If you submit a proxy card, but do not indicate your voting instructions, your units will be voted as follows:

•	FOR the election of each of the three director nominees named under the section entitled “Proposal 1 - Election of Directors.”

•	FOR the election of the director nominee named under the section entitled “Proposal 2 - Election of Director Appointed to Fill Vacancy.”

•	FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.

As to any other business that may properly come before the 2019 Annual Meeting or any adjournment or postponement thereof, your units will be voted at the discretion of the proxies in a manner that they consider to be in the best interest of the Company and its members.

Q:	When will the voting results be announced?

A:
We will announce the preliminary voting results at the conclusion of the 2019 Annual Meeting.  The final voting results will be tallied and published in a Current Report on Form 8-K to be filed with the SEC within four business days following the 2019 Annual Meeting.

Q:	How can a member make a proposal for next year's annual meeting?

A:	This question is answered below in the section entitled “Member Proposals for the 2020 Annual Meeting of Members.”

Q:	How can a member nominate director candidates for next year's annual meeting?

A:	This question is answered below in the section entitled “Directors and Corporation Governance – Director Nomination Process.”

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

The Company is currently governed by nine (9) directors.  The Company has determined that each of our directors, and each nominee for election as a director, meet the standards of independence applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system), including that each director and nominee for election as a director is free of any relationship that would interfere with his individual exercise of independent judgment.

Leadership Structure

Our directors elect a Chairman and a Vice Chairman with the Chairman responsible for presiding over and acting as chairperson of all meetings of our directors and our members.  If the Chairman is not present, the Vice Chairman serves as chairperson of the director or member meeting.  Jeff Taylor is currently the Chairman and William Couser is the current Vice Chairman.  Eric Hakmiller serves as our President and Chief Executive Officer which is separate from the role of the Chairman so the same individual does not serve as both the Chairman and the Chief Executive Officer.

We believe a leadership structure providing for the separation of the role of the Chairman and the Chief Executive Officer is in the best interest of the Company and its members because it allocates the oversight of the business among the directors and the executive officers so that our Chief Executive Officer, who reports to our directors, can focus on the day-to-day business operations, and our Chairman and directors can oversee the activities of the Chief Executive Officer, other executive officers and the business as a whole.  We have determined that this leadership structure allows our directors to better focus on their oversight role and provide us a perspective that is independent from that of our management.  We do not have a policy mandating the leadership structure and our directors reserve the right to determine the appropriate leadership structure from time to time.

Directors’ Role in Risk Oversight

Although management is responsible for the day-to-day management of risks to the Company, our directors provide broad oversight of the Company’s risk management programs.  In this oversight role, our directors are responsible for satisfying themselves that the risk management processes designed and implemented by the Company’s management are functioning and that the systems and processes in place will bring to their attention the material risks facing the Company in order to permit our directors to effectively oversee the management of these risks.  A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company.  The involvement of our directors in the risk oversight process allows our directors to assess management’s appetite for risk and also to determine what constitutes an appropriate level of risk for the Company.  Our directors regularly include agenda items at their meetings relating to their risk oversight role and meet with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, business continuity planning, succession planning, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our directors as a whole provide broad oversight of the Company’s risk management processes, various committees of our directors also oversee risk management in their respective areas and regularly report on their activities to all of our directors.  Principally, the Risk Committee assists our directors in identifying and quantifying methods of mitigating or eliminating risk, primarily those relating to commodity prices.  In addition, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls and the Finance Committee also assists our directors in the oversight of financial risk, including, without limitation, risks relating to our capital structure, investments, tax and financing activities.  The Human Resources and Compensation Committee strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.  Additional information on the standing director committees is set forth below in the section entitled “Directors and Corporate Governance - Committees of the Directors.”

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our leadership structure provides appropriate checks and balances against undue risk taking.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company.  While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed below in the section entitled “Compensation Discussion and Analysis,” is focused on aligning compensation with the long-term interests of our members as opposed to rewarding short-term management decisions that could pose long-term risks.  Specifically, our compensation programs contain design features that mitigate the likelihood of inducing excessive risk-taking behavior.

Director and Committee Meetings and Director Attendance

The directors held a total of 14 meetings (including regularly-scheduled and special meetings) during Fiscal Year 2018.  In addition, the Audit Committee held 5 meetings, the Nominating and Company Governance Committee held 2 meetings, the Human Resources and Compensation Committee held 2 meetings, the Risk Committee held 7 meetings and the Finance Committee held 1 meeting.  No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of the director meetings and committee meetings held on which an incumbent director served during Fiscal Year 2018.

We do not have any formal policy with regard to directors' attendance at annual meetings of our members; however, we encourage all of our directors to attend the annual meeting of our members.  All nine of our directors serving in March 2018 attended the 2018 Annual Meeting of Members held on March 5, 2018.

Committees of the Directors

Our directors have standing Audit, Nominating and Company Governance, Human Resource and Compensation, Finance and Risk Committees.

Nominating and Company Governance Committee

The Nominating and Company Governance Committee (the “Nominating Committee”) operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section.  During Fiscal Year 2018, the members of the Nominating Committee were Tim Fevold (Chair), Terry Wycoff, Kurt Olson and Brian Conrad each of whom served on the committee during all of Fiscal Year 2018.  The current members of the Nominating Committee are Tim Fevold (Chair), Kurt Olson and Brian Conrad.  The general functions performed by the Nominating Committee are to:

•	oversee the governance of the Company, including the operations of the directors and their committees;

•	identify individuals qualified to become directors and recommend nominees for election as director;

•	monitor developments in corporate governance practices; and

•	oversee the Company’s compliance with legal and regulatory requirements.

The Nominating Committee reviews with the directors the skills and characteristics that should be required of director nominees in the context of the current skill sets and characteristics of the existing directors and the business and operational environment of the Company at the time of the recommendation.

The Nominating Committee attempts to determine the appropriate characteristics, skills and experiences for the directors as a whole and for individual directors, with the objective of having an overall composition of directors with diverse backgrounds and experience in business and public service, and not necessarily only in the ethanol industry.  The Nominating Committee does not have a policy with regard to, and does not otherwise consider, diversity in identifying nominees for director, other than diversity in backgrounds and experience as otherwise discussed in this paragraph.  Prospective nominees are not discriminated against on the basis of age, gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating Committee considers the need for diverse backgrounds and experience together with the qualifications of individual director candidates and the characteristics expected of all directors which include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to serve as a director.  In evaluating the suitability of individual director candidates, the Nominating Committee takes into account many factors, including the individual's general understanding of marketing, finance, agricultural markets and other disciplines relevant to the success of a company of our size with our capital structure in the renewable fuels industry; the individual's understanding of our business and operations; the individual's educational and professional background and the individual's personal accomplishments.

In addition, the Nominating Committee evaluates each individual in the context of the directors as a whole, with the objective of recommending a group of nominees that will best represent our member interests through the exercise of sound business judgment using the directors’ diversity of experience and better position us for success.  In determining whether to recommend an incumbent director for re-election, the Nominating Committee also considers the director’s past attendance at meetings and the director’s participation in and contributions to the activities of the directors.  All nominees recommended by the Nominating Committee are subject to approval by the directors.

The Nominating Committee will generally first look to our members to identify possible director nominees.  The Nominating Committee will consider and evaluate members for possible director nominees on its own, but will also consider any suggestions by other directors.  The Nominating Committee also may, but is not required to, consider any suggestions for director nominees by our members.  The Nominating Committee is not, however, required to only consider or to only nominate members as nominees for director, and the Nominating Committee is free to recommend any individual as a director nominee.  Although we do not currently contemplate using any search firm or other outside parties to identify or evaluate or assist in identifying or evaluating director nominees, the Nominating Committee, with the approval of the directors, may retain search firms or other outside parties and approve payment of fees to those firms or parties.

Audit Committee

The Audit Committee operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section.  During Fiscal Year 2018, the members of the Audit Committee were Brian Conrad (Chair), James Dickson, Tim Fevold and Rick Vaughan each of whom served on the committee during all of Fiscal Year 2018. The current members of the Audit Committee are James Dickson (Chair), Brian Conrad, Tim Fevold and Rick Vaughan.  Our directors have determined that each of the directors serving on the Audit Committee during Fiscal Year 2018 met the standards of independence applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system), including that they are free of any relationship that would interfere with his individual exercise of independent judgment.  During Fiscal Year 2018, the directors determined that James Dickson met the definition of an “audit committee financial expert” as that term is defined in applicable SEC regulations.

The general function performed by the Audit Committee is to assist the directors in their oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company.  The Audit Committee's role includes overseeing the audit of our financial statements and the work of the Company’s internal accounting and financial reporting and internal auditing processes, and discussing with management the Company’s processes to manage business and financial risk.  The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting.  The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (the “Compensation Committee”) operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section. The current members of the Compensation Committee are Kurt Olson (Chair), William Couser, Rick Vaughan, James Hill and James Dickson each of whom served on the committee during all of Fiscal Year 2018.  The general functions performed by the Compensation Committee are the following:

•	Recommending to the directors the annual goals and objectives of the Chief Executive Officer and other senior management positions;

•	Recommending to the directors the compensation of the directors and of the Chief Executive Officer and other senior management positions;

•	Conducting and overseeing the performance evaluation of the Chief Executive Officer and other senior management positions;

•	Approving the base salary and incentive compensation arrangement of the Chief Financial Officer and the other key employees;

•	Recommending to the directors the policies that govern our compensation programs, and overseeing any such programs as are adopted by the directors; and

•	Review and coordinate review by our directors of our compensation and benefit plans for alignment with Company objectives.

The Compensation Committee has the authority to retain outside advisors or consultants to assist the committee in carrying out its duties and responsibilities, but no such consultants were utilized during Fiscal Year 2018.

Finance Committee

The Finance Committee operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section.  During Fiscal Year 2018, the members of the Finance Committee were Terry Wycoff (Chair), William Couser, Brian Conrad and Jim Hill each of whom served on the committee during all of Fiscal Year 2018.  The current members of the Finance Committee are Brian Conrad (Chair), William Couser, Jim Hill and Douglas Moore.  The general functions performed by the Finance Committee are to assist our directors in the oversight of the Company’s financial performance, capital structure, financing, investment, tax, insurance, divestiture, merger and acquisition activities.

Risk Committee

The Risk Committee advises our directors on methods of effectively managing the Company’s physical assets, contractual commitments, seeking market opportunities and adding value to the Company’s operating facility.  The Risk Committee also assists our directors in identifying and quantifying methods of mitigating or eliminating risk, including those relating to commodity prices.  The current members of the Risk Committee are Jim Hill (Chair), William Couser, Kurt Olson, Rick Vaughan and Brian Conrad each of whom served on the committee during all of Fiscal Year 2018.  Mr. Hakmiller, as our President and Chief Executive Officer, also regularly attends the meetings of the Risk Committee.

Member Communications with Our Directors

A member desiring to send any communication to our directors may do so in writing by either delivering the writing to the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, or by mailing the writing to that address, in either case, to the attention of the President.  The Company will provide a copy of each such writing to each director.

Code of Ethics

The Company adopted a Code of Ethics that applies to its directors, principal executive officer, principal financial officer, principal accounting officer or controller and other senior financial officers effective August 27, 2008.  The Code of Ethics was filed as an exhibit to our annual report on Form 10-K for our fiscal year ended September 30, 2010.  We will disclose amendments to, or waivers of, certain provisions of our Code of Ethics relating to our principal executive officer, principal financial officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Director Nomination Process

Section 4.3 of the Operating Agreement provides that the directors, or a Nominating Committee established by the directors, shall prepare a list of nominees for each director position to be filled at the next annual meeting of the members.  Our directors have a standing Nominating Committee and the role of the Nominating Committee includes identifying, evaluating and recommending director candidates to the directors.   The Nominating Committee reviews director nominee candidates from the incumbent directors and recommendations from members or other third parties and then makes a recommendation to our directors regarding the director nominees.  When reviewing director nominee candidates, the Nominating Committee takes into consideration the criteria described below in the section entitled “Proposal 1 – Election of Directors.”

Member Recommendations

The Nominating Committee considers member recommendations for director nominee candidates and affirmatively seeks recommendations for candidates from our members on an annual basis.  The Nominating Committee reviews any recommendations received from its members using the same criteria used to review incumbent directors which criteria is described below in the section entitled “Proposal 1 – Election of Directors.”

Member Nomination Process

Pursuant to Section 4.3 of our Operating Agreement, a member or group of members owning at least 5% of the outstanding units may nominate an individual for election as a director at the next annual meeting by submitting a written nomination petition in a form provided by the Company if the nomination petition is received at the Company’s principal office no sooner than the October 1 but not later than the November 30 which precedes the annual meeting at which the member seeks to nominate a director.  Each nomination petition must be accompanied by a nominee statement that complies with the requirements set forth in Section 4.3 of the Operating Agreement including, without limitation, an agreement that the nominee will (i) serve as a director if elected, (ii) prepare, execute and/or file all such reports and documents, and provide the Company with all such information, as may be necessary or appropriate in order for the Company to comply with all applicable laws, rules and regulations and (iii) provide all information and all agreements and representations as are determined to be necessary or appropriate by the directors or the President.

Any nomination petition or nominee statement which is not fully completed and properly executed, is not received within the time period provided above or is not true, accurate and complete in all respects, may be rejected by the Company and, if rejected, shall be returned by the Company to the member or members submitting the nomination petition or to the nominee submitting the nominee statement, as the case may be.  Each nominee must meet all qualification requirements for directors as may exist at the time of the nomination and at the time of election.

The Company did not receive a nomination petition from any member relating to a director nomination for the 2019 Annual Meeting.

No Floor Nominations

Section 4.3 of the Operating Agreement expressly provides that no nominations for any director position may be made from the floor at any meeting of the members.

PROPOSAL 1 - ELECTION OF DIRECTORS

We currently have nine (9) directors with each director elected to a three-year term and until his or her successor is elected and qualified.  The terms of the directors are staggered such that three directors are up for election every year.  The terms of the directors expire at the annual meeting of our members.  There are currently three directors with terms set to expire at the 2019 Annual Meeting.  There is also another director with a term set to expire at the 2019 Annual Meeting since such individual   was elected by the directors to fill the vacancy resulting from the resignation of Terry Wycoff.  Additional information on such additional director nominee is set forth below under the section entitled “Proposal 2 – Election of Director Appointed to Fill Vacancy.”

Based on the recommendation of the Nominating Committee, our directors have nominated for election at the 2019 Annual Meeting the following incumbent directors: James Dickson, James Hill and Kurt Olson.  The three director nominees elected at the 2019 Annual Meeting will serve until the 2022 Annual Meeting of Members and thereafter until their respective successors are elected and qualified.  Each of  the director nominees are incumbent directors.

The names of the director nominees, along with certain information concerning each nominee, is set forth below under the section entitled “Information on Director Nominees.”  Our directors have no reason to doubt the availability of the nominees and no reason to believe the nominees will be unable or unwilling to serve the entire term for which election is sought.

In making its recommendations for director nominees, the Nominating Committee takes into consideration the diversity considerations and other criteria discussed above in the section entitled “Directors and Corporate Governance – Nominating Committee” when selecting and evaluating director candidates.  In particular, the Nominating Committee believes that a director should:

•	be an individual of the highest character and integrity;
•	be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;
•	be willing and able to devote sufficient time to the affairs of the Company; and
•	have the capacity and desire to represent the balanced, best interests of the Company’s members as a whole.

We believe that each of the director nominees bring these qualifications to the Company.  In addition to the foregoing general criteria, as previously discussed, the Nominating Committee considers specific criteria relating to the skills, experience, particular areas of expertise, specific backgrounds and other characteristics of the director nominees that may enhance the effectiveness of our directors and their committees.

We believe our director nominees and continuing directors represent a diverse complement of specific business skills, experience and perspectives, including: financial and accounting expertise, historic experience with the Company, industry experience, business expertise and experience and senior leadership skills and experience.  Listed below are key skills and experience that we consider important for our directors in light of our current business and structure.

•
Knowledge of the Company.  The Nominating Committee and our directors recognize that our current directors, including the incumbent director nominees, have gained substantial experience, background and institutional knowledge regarding the Company’s operations and the ethanol industry in general through their long-term service as directors of the Company.  Six (6) of our current directors have served as directors since the Company was organized in May 2004 and one (1) director has served since July 27, 2007.

•
Industry Experience.  Since its organization in May 2004, the Company, along with the ethanol industry in general and the economy as a whole, has experienced a wide range of political, economic and market circumstances, ranging from very favorable to very difficult circumstances.  Our current directors, including the incumbent director nominees, have therefore gained valuable background and experience relating to the renewable fuels industry, the operation of an ethanol plant and management and oversight of agricultural and commodities markets critical for our operation over a diverse range of regulatory and economic market conditions.  This experience aids our directors in preparing for and dealing with challenging market conditions that may arise in the future.

•
Business Expertise and Experience.  Each of our continuing directors and the director nominees has substantial individual experience in operating or managing a business through their own personal business endeavors that are discussed in the biographies below.  Each continuing director and director nominee has also demonstrated a willingness and ability in their individual businesses to consider and pursue innovative or new approaches, as well as a willingness and ability to assume leadership roles in those businesses and industries, all of which are attributes that are helpful in an evolving and changing industry such as the ethanol industry.

•
Financial Expertise.  We believe our continuing directors and the director nominees bring a significant collective knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes and related skills and experiences necessary to understand and oversee our capital structure, financing and investing activities, financial reporting and internal control of such activities.

•
Senior Leadership Experience.  Many of our continuing directors and director nominees have served in senior leadership positions which is important, as these directors bring experience and perspective in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues at a senior level.  These directors’ and director nominees’ insights and guidance, and their ability to assess and respond to situations encountered in serving as directors of our Company, is also enhanced when their leadership experience has been developed at businesses or organizations that operate within the ethanol, renewable energy, agricultural or financial industries.

Information on Director Nominees

The following paragraphs provide biographical information regarding the nominees for directors who are up for election at the 2019 Annual Meeting under “Proposal 1 – Election of Directors.”

James Dickson, age 65.  Jim Dickson has been a director since March 3, 2016.  Jim has served on the Company’s Audit Committee and the Company’s Compensation Committee since his election as a director at the 2016 Annual Meeting of Members.   He also serves at the Company’s “audit committee financial expert” given his financial and accounting training, background and experience.  Jim is a certified public accountant (“CPA”).  As a CPA, Jim provides both individuals and businesses with tax and financial consulting services including, without limitation, tax planning, financial planning, tax preparation, financing and debt structuring, financial forecasting, estate planning, retirement planning and business valuation services.  He is currently providing such services as a self-employed consultant affiliated with Klatt & Associates, CPA, PC. Prior to affiliating with Klatt & Associates in October 2017, Jim provided such services as a self-employed consultant from December 2000 and between August 1978 and December 2000 he provided the same type of services as a consultant with Dickson’s Tax Consultants and Analysts.  Prior to that Jim worked for Peat, Marwick, Mitchell & Co. in Chicago, Illinois from September 1976 to June 1978.  He is also the owner and manager of a cow/calf operation.  Jim graduated from Iowa State University with a degree in economics and he received a Master of Business Administration (“MBA”) degree from the University of Chicago.  Jim brings to the Company a substantial knowledge of tax, accounting and financial matters and reporting processes, financial markets, financing and funding operations.  In addition, he has significant knowledge of the ethanol and renewable industry based on his personal investments in various ethanol and biodiesel plants and ventures as well as agricultural background and experience.

James Hill, age 73.  Jim Hill has been a director of the Company since it was organized in May 2004.  Jim has served on the Company’s Risk Committee since May 2013 and on both the Compensation Committee and Finance Committee since 2008.  Mr. Hill currently serves as the Chairman of the Risk Committee.  Following graduation from college, Jim worked in management at Northwestern Bell Telephone Company in various capacities in Minnesota.  In 1969, he returned to his family farming and cattle feeding operation in Iowa.  While farming and feeding cattle, Jim became involved in cattle industry organizations, and he has served as chairman of the Iowa Beef Industry Council and as president of the Iowa Cattlemen's Association.  He also served as president of the board of directors of the Ellsworth-Williams Coop during its merger with Prairie Land Coop.  Jim brings, among other things, agricultural, management and outside board and industry association background and experience to the directors.  An agricultural background provides, among other things, experience that is useful to the directors in connection with analyzing issues related to corn and distillers’ grain.

Kurt Olson, age 62.  Kurt Olson has been a director of the Company since July 27, 2007.  Kurt has served as the Chairman of the Company’s Compensation Committee since 2008.  Kurt served as the Secretary of the Company from May 2008 until February 2011.  He served as our Vice Chairman from March 2011 until March 2014.  Kurt graduated in 1978 from Iowa State University earning a degree in ag-economics and has been actively involved in business operations and management of real estate in central Iowa for 40 years.  Kurt was employed with Litchfield Realty Company from 1987 to 2003.  He served as the president of Litchfield Realty and its subsidiaries, AgServ Company and FarmLand Real Estate and Management, LC.  The business of AgServ Company included a grain elevator, an agronomy supplier, a feed manufacturer and a soybean seed processor.  In 2003, Kurt purchased Farmland Real Estate and Management, LC.  Farmland Real Estate and Management, LC markets crop insurance and manages farmland.  Kurt provides, among other things, agricultural, real estate and farm management background and experience to the directors.

Vote Required

Election of the director nominees requires the affirmative vote of a plurality of the units represented in person or by proxy at the 2019 Annual Meeting, assuming a quorum is present.  A plurality vote means that the three nominees who receive the highest number of votes will be elected to fill the three director positions.  Abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against this proposal.

OUR DIRECTORS RECOMMEND THAT THE MEMBERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES FOR A THREE-YEAR TERM.

Information on Directors With Terms Extending After the 2019 Annual Meeting

The following paragraphs provide biographical information regarding the directors whose terms extend beyond the date of the 2019 Annual Meeting.

Brian Conrad, age 57.  Brian Conrad has been a director of the Company since it was organized in May 2004. His current term as a director will end at the annual meeting of the members to be held in 2020.  Brian is currently serving as the Treasurer of the Company, is the Chairman of the Finance Committee and serves on the Audit Committee.  He previously served as Vice Chairman of the Company from 2014 through April 2018 and from May 2008 until February 2011.  Brian has served on the following committees of the Company for the periods indicated: Compensation Committee from 2005 to 2006; Risk Committee from 2005 to 2007 and again from 2013 to present; Nominating and Company Governance Committee since June 2015 and both the Audit Committee and Finance Committee since the Company was organized in May 2004.  Mr. Conrad served as the Chairman of the Audit Committee from June 2015 to January 2019.  Brian has been employed with Exelon Generation, in wind and solar, since December 2010.  Brian has held the position of Commercial Project Manager since September 2014, and prior to that time was Manager, Business Development.  Prior to Exelon, Brian was employed with John Deere Credit from 1988 through December 2010.  Brian held various positions with John Deere Credit, including credit operations, and sales and marketing.  His last position with John Deere Credit was Business Development Manager for the Western U.S. for John Deere Wind Energy.  Exelon Corporation purchased John Deere Wind Energy on December 10, 2010.  Brian has an undergraduate degree in economics and business administration and an MBA. Brian provides, among other things, background and experience in sales, financial analysis, marketing and acquisitions to the directors.

Timothy Fevold, age 58.  Tim Fevold has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members to be held in 2020. Tim is currently serving as Secretary of the Company and has served in this role since April 2018; however, he also previously served as the Secretary of the Company from May 2004 until April 2008.  Tim is currently Chairman of the Company’s Nominating and Company Governance Committee, and he also serves on the Audit Committee.  He served on the Compensation Committee from 2008 to 2012.  Tim has been employed by Hertz Farm Management, based in Nevada, Iowa, since 1982, and is an accredited farm manager.  He represents absentee landowners throughout Central Iowa.  Tim has also been licensed as a real estate broker in Iowa since 1987.  Tim brings, among other things, additional agriculture, real estate and farm management background and experience to the directors.

Jeff Taylor, age 52.  Jeff Taylor has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members to be held in 2020. Jeff has served as the Chairman since May 2008.  Jeff served as the Vice Chairman of our organization from May 2004 until April 2008.  Jeff has been self-employed as a farmer since 1988, and he owns and operates farms in Story County, Iowa. Jeff received a Bachelor of Science degree from Iowa State University in farm operations and agricultural studies.  Jeff provides, among other things, agriculture and management background and experience to the directors.  Jeff also completed board member and chairman certification from the Iowa Institute of Cooperatives.

William Couser, age 64.  Bill Couser has been a director of the Company since it was organized in May 2004. His current term as a director will end at the annual meeting of the members to be held in 2021.  Bill is currently serving as Vice Chairman of the Company and has served in this role since April 2018.  Bill previously served as Secretary of the Company from March 2016 to April 2018.  Bill served as Chairman from the time the Company was organized in May 2004 until April 2008.  He also served as our interim President and Chief Executive Officer from May 2004 until July 13, 2005.  Bill has served on the Company’s Finance Committee and on its Compensation Committee since 2008.  Bill has served as a director of Iowa Renewable Fuels Association for the past eleven years, and he served as the president of the Iowa Renewable Fuels Association from January 2004 to December 2010.  He is also serving as a director of the Iowa Cattlemen’s Association and Iowa Institute for Coops.  He has served as a director on those boards for the past eight years.  Bill has been self-employed as a farmer since 1977.  His farming operations include row crops and cattle.  Bill brings, among other things, additional agricultural and management background and experience to the directors.  Bill also brings outside board and affiliations background and experience to the directors, including in the ethanol industry as noted above.

Rick Vaughan, age 59.  Rick Vaughan has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members to be held in 2021.  Rick is currently serving or has served on the following committees of the Company during the time periods indicated: Compensation Committee since 2008; Nominating and Company Governance Committee from 2008 to 2012; Audit Committee since 2008; and Risk Committee since 2013.  Rick served as the General Manager of Prairie Land Cooperative from February 1995 until August 2011.  Prairie Land Cooperative merged with Innovative Ag Services on September 1, 2011.  He became Co-CEO of Innovative Ag Services on September 1, 2011 and CEO in December 2012.  Innovative Ag Services is a farm supply business serving producers in grain marketing and services, agronomy products and services, feed manufacturing, diesel fuel and propane products and services.  Rick brings, among other things, agricultural, cooperative, management and marketing experience and background to the directors.

Former Director - Terrill Wycoff,

Terry Wycoff is a former director who resigned effective December 31, 2018.  Mr. Wycoff’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.   Mr. Wycoff had been a director of the Company since it was organized in May 2004 and also served as Treasurer of the Company since its organization.   The Company thanks Mr. Wycoff for his many years of service and his contributions to the Company.

Terry retired on March 31, 2012 from his employment at First National Bank, Ames, Iowa after 50 years of service.  Terry’s last position with First National Bank was Executive Vice President.  Terry served as a member of the Board of Directors of First National Bank from 1982 through 2017 and he served on both Loan Committee and the Trust Audit and Finance Committee of First National Bank from 2012 through 2017.

PROPOSAL 2 - ELECTION OF DIRECTOR APPOINTED TO FILL VACANCY

In connection with the resignation of Terry Wycoff as a director effective December 31, 2018, pursuant to Section 4.10 of our Operating Agreement, on January 4, 2019, the remaining directors elected Douglas Moore to fill the vacancy created upon Mr. Wycoff’s resignation.  In accordance with Section 4.10 of the Operating Agreement, Mr. Moore will serve until the Company’s 2019 Annual Meeting of Members.

Under Section 4.10 of our Operating Agreement, any vacancy occurring for any reason in a director position (including through an increase in the number of directors or the death, removal or resignation of any director) may be filled by either the remaining directors or by the members, except that only the members may fill a vacancy occurring because of the removal of a director by the members.  Section 4.10 also provides that an individual elected by the directors to fill a vacancy shall continue to serve as a director only until the next annual meeting of the members, at which time the members shall elect an individual to such director position, who shall serve for the remainder of the unexpired term of such director position. If Mr. Moore is elected by the members he will serve as a director until the 2021 Annual Meeting of Members which is the remainder of the unexpired term of the director position previously held by Terry Wycoff or until his successor shall be elected and qualified.

As noted above under “Proposal 1 – Election of Directors,” in making its recommendations for director nominees, the Nominating Committee takes into consideration the diversity considerations and other criteria discussed above in the section entitled “Directors and Corporate Governance – Nominating Committee” when selecting and evaluating director candidates.  Also as noted above under “Proposal 1 – Election of Directors,” the Nominating Committee also considers specific criteria relating to the skills, experience, particular areas of expertise, specific backgrounds and other characteristics of the director nominees that may enhance the effectiveness of our directors and their committees.

Mr. Moore is the owner and founder of EuroSource LLC based in Ames, Iowa which was formed in September 2008.  EuroSource LLC provides secondhand machinery, valuations and liquidation services in the composite panel industry throughout the U.S. and Canada.  Since 2014, Doug has been a partner in Iowa Tarping Solutions LLC, providing feedstock protection services for cellulosic ethanol raw material.    Doug also serves as President of Ames Seed Capital, a community venture capital fund based in Ames, Iowa.

Based on the recommendation of the Nominating Committee, our directors have nominated Douglas Moore for election at the 2019 Annual Meeting to serve until the 2021 Annual Meeting of Members.  We believe Mr. Moore brings to the Company substantial domestic and international business management experience and industry expertise as well as significant knowledge of financial markets, financing and funding operations.  Our directors have no reason to doubt the availability of the director nominee and no reason to believe the nominee will be unable or unwilling to serve the entire term for which election is sought.

Vote Required

Election of Mr. Moore requires the affirmative vote of a plurality of the units represented in person or by proxy at the 2019 Annual Meeting, assuming a quorum is present.  A plurality vote means that nominee who receives the highest number of votes will be elected to fill the director position.  Abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against this proposal.

OUR DIRECTORS RECOMMEND THAT THE MEMBERS VOTE “FOR” THE ELECTION OF MR. MOORE TO SERVE FOR A TWO-YEAR TERM.

COMPENSATION OF DIRECTORS

Compensation paid to our directors is reviewed and determined on an annual basis by the directors.  We do not provide our directors with any equity or equity option awards, nor any non-equity incentive payments or deferred compensation.  Similarly, we do not provide our directors with any other perquisites, “gross-ups,” defined contribution plans, consulting fees, life insurance premium payments or otherwise.  Our director compensation program provides that each director receives an annual retainer of $18,000 which constitutes a fee of $1,500 per month.  The Chairman is paid an additional $6,000 annual retainer and the Vice Chairman, Secretary and Treasurer are each paid an additional $1,200 annual retainer.  There was no change in the fees paid to the directors in Fiscal Year 2018 from the fees paid during the previous fiscal year.  The following table provides information concerning all compensation paid to each of our directors during the Fiscal Year 2018 for service as a director.

Name	Fee Earned or Paid in Cash	All Other Compensation	Equity or Non- Equity Incentives	Total

Jeff Taylor[1]	$24,000	$0	$0	$24,000
William Couser[2]	$19,200	$0	$0	$19,200
Terrill Wycoff[3]	$19,200	$0	$0	$19,200
Brian Conrad[4]	$18,700	$0	$0	$18,700
Timothy Fevold[5]	$18,500	$0	$0	$18,500
Kurt Olson	$18,000	$0	$0	$18,000
James Hill	$18,000	$0	$0	$18,000
Rick Vaughan	$18,000	$0	$0	$18,000
James Dickson	$18,000	$0	$0	$18,000

[1]	Includes an additional fee of $6,000 for service as Chairman during Fiscal Year 2018.
[2]
Includes an additional fee of $1,200 for service as Vice Chairman and Secretary during Fiscal Year 2018.  Mr. Couser ceased serving as Secretary of the Company in April 2018 when he was appointed Vice Chairman of the Company.

[3]	Includes an additional fee of $1,200 for service as Treasurer during Fiscal Year 2018. Mr. Wycoff resigned his position as director and Treasurer effective December 31, 2018.
[4]
Includes an additional fee of $700 for services as Vice Chairman for a portion of Fiscal Year 2018.  Mr. Conrad ceased serving as Vice Chairman of the Company in April 2018.   Mr. Conrad was appointed as Treasurer of the Company on January 4, 2019.

[5]	Includes an additional fee of $500 for service as Secretary during a portion of Fiscal Year 2018. Mr. Fevold was appointed Secretary of the Company in April 2018.

EXECUTIVE OFFICERS

Our Executive Officers

Our executive officers are elected annually by our directors at the annual meeting of the directors, and hold office until the next annual meeting of the directors and until their respective successors are elected.

Eric Hakmiller, age 56.  Eric has served as our President and Chief Executive Officer since April 9, 2013.  He has over 25 years of experience in the grain processing industry, including working in wet milling, soy processing, animal feeds and biofuels.  He has been a member and director of the Iowa Renewable Fuels Association (the “IRFA”) and is currently serving as the Secretary of the IRFA.  For the six years prior to becoming our Chief Executive Officer, Eric served as the Vice President and General Manager of the Bunge Biofuels Division.  In that capacity, Eric oversaw all biofuels activities in Bunge’s North American operation.  Eric served as a director of Aventine Renewable Energy from October 2013 through June 2015, as a director of Southwest Iowa Renewable Energy, LLC from July 2009 to October 2013, as a director of Bunge Ergon Vicksburg from July 2009 to October 2013, and as a director of Renewable Energy Group from December 2009 to January 2013.  The three prior companies are ethanol companies and the latter is a biodiesel company.  Eric served as the Managing Director of Bunge Germany and Austria from September 2004 to October 2005, and in the Bunge affiliated operation of Solae from March 2003 to September 2004.

Kris Strum, age 53.  Since October 3, 2014, Kris has served as our Director of Finance and principal financial officer.  Prior to that she served as our Controller from December 12, 2005 until October 3, 2014.  Before joining the Company, Kris was employed as a controller by Iowa Newspapers, Inc., in Ames, Iowa, from August 1989 to December 2005.  Iowa Newspapers, Inc. is a newspaper publishing company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our members with an understanding of our compensation philosophy, core principles and decision making process.  It discusses the determinations of the Compensation Committee of how and why, in addition to what, compensation actions were taken for the following executive officers (collectively, the “Named Executive Officers”) during Fiscal Year 2018:

Eric Hakmiller	President and Chief Executive Officer
Kris Strum	Director of Finance (Principal Financial Officer)

Details of the compensation provided to our Named Executive Officers for Fiscal Year 2018 are set forth in the Summary Compensation Table that follows this discussion.

Compensation Objectives and Policies

The compensation programs for our Named Executive Officers are administered by our Compensation Committee and reviewed on an annual basis.  The Compensation Committee also reviews and discusses the Company’s compensation programs with our directors from time to time.  The objective of our programs is to provide a fair and competitive compensation package that will enable us to attract and retain talented executives who are expected to be instrumental in achieving Company goals for growth and profitability and in positioning the Company to effectively compete in the rapidly evolving renewable fuels industry.  The Compensation Committee believes that the compensation programs we offer must be competitive with financial arrangements provided to executive officers of other renewable fuels companies operating not only in Iowa, but throughout the Midwestern United States.  The compensation programs adopted by our Compensation Committee for Fiscal Year 2018, were designed to promote and reward both individual performance of the Named Executive Officers and their collective performance as members of the management team.

Compensation related to individual performance is reflected primarily through the base salary established for each Named Executive Officer.  Collective performance by the Named Executive Officers as a management team is rewarded primarily through the incentive arrangements focusing principally on Company profitability as the determinative factor for awarding additional compensation to the Named Executive Officers.  In establishing the compensation programs, the Compensation Committee was guided by the policy that each Named Executive Officer should be assured of receiving a fair base salary that is reflective of the individual’s performance, experience and responsibilities within the organization, while at the same time providing an opportunity to receive additional compensation that is contingent upon the Named Executive Officer’s ability to function as an effective member of the management team in achieving Company profitability.

In February 2017, the overall compensation programs for our Named Executive Officers were submitted to our members for approval on a non-binding basis at the 2017 Annual Meeting of Members.  Our members approved the overall compensation programs by approximately 88% of the units voting on the issue.  The Compensation Committee has considered the results of the member vote in evaluating the compensation programs and believes that the substantial approval voiced by our members is an endorsement that the structure of the programs is functioning effectively to align the interests of our executive officers with member interests.

Components of Compensation Programs

The compensation programs for our Named Executive Officers during Fiscal Year 2018 consisted of the following components:

Base Salary

Each Named Executive Officer received a base salary as reflected in the Summary Compensation Table.  The purpose of the base salary was to provide a secure source of cash compensation for the Name Executive Officer.  Base salary was paid in equal bi-weekly installments and was not contingent upon Company performance.  Adjustments to base salary consider the individual’s overall performance, contribution to the business and internal and external comparisons.  We believe the base salaries of our Named Executive Officers should provide competitive, fixed compensation to attract and retain exceptional executive talent.

Incentive Compensation

Each Named Executive Officer participated in an annual incentive compensation plan that provided an opportunity to earn additional compensation based on Company performance.   The annual incentive compensation plans are discussed further below under the section entitled “Description of the Fiscal Year 2018 Annual Incentive Plan.”  We believe that an annual incentive compensation plan encourages and rewards our Named Executive Officers for achievement of annual financial, operational and strategic performance goals.  The potential amount received by a Named Executive Officer varies to the degree we achieve our annual financial performance goals and the extent to which the respective executive officer contributes to the achievement.

In addition, Mr. Hakmiller participates in an individual long-term incentive plan, the Equivalent Unit Plan, which is set forth in his employment agreement and is based on the increased value in the Company’s units.  The Equivalent Unit Plan is discussed further below in the section entitled “Analysis of Compensation Decisions for Mr. Hakmiller.”  We believe that Mr. Hakmiller’s participation in this long-term incentive plan encourages him to focus on the long-term performance of the Company, links his incentives to our members’ interest in increasing our unit value and promotes long-term retention.

401(k) Plan Contributions

Each Named Executive Officer participated in the 401(k) Profit Sharing Plan sponsored by the Company (the “401(k) Plan”) and was entitled to receive employer contributions to their respective accounts.  The purpose of the 401(k) Plan is to provide a vehicle for employees to accumulate retirement savings, funded in part through employer contributions.  The 401(k) Plan is a defined contribution plan in which all employees of the Company are entitled to participate after meeting certain eligibility requirements.  Eligible participating employees, including our Named Executive Officers, are entitled to make contributions to the 401(k) Plan from their own salaries as well as to receive employer contributions.

Insurance and Disability Benefits

We provide our Named Executive Officers with basic life, health, dental and disability coverage benefits.  These benefits are the same as those provided to other employees within the organization.

Perquisites

The Company generally does not provide additional or special executive-only benefits that are not part of our standard compensation practices or used to address special circumstances such as relocations.

Severance Benefits

Except for the employment agreement with Mr. Hakmiller described below in the section entitled “CEO Employment Agreement” which requires thirty (30) days’ notice of termination, we do not have employment agreements with our Named Executive Officers and their employment may be terminated at any time.  Other than the potential payout to Mr. Hakmiller under the Equivalent Unit Plan as defined and described below in the section entitled “Analysis of Fiscal Year 2018 Compensation Decisions for Mr. Hakmiller – Incentive Compensation,” we do not have any severance agreements with our Named Executive Officers.

Description of Fiscal Year 2018 Annual Incentive Plan

Company Incentive Plan

In October 2016, the Compensation Committee approved a new variable compensation program (the “Company Incentive Plan”) which covered the fiscal year ended September 30, 2017 and Fiscal Year 2018.  The Company Incentive Plan covered all eligible employees of the Company and was designed to motivate employees to work together to produce the best possible financial results and to establish the Company as a leading ethanol production facility.  The Company Incentive Plan provides employees the opportunity to earn additional compensation based on Company profitability represented by the Company’s net income based on the Company’s audited financial statements for the applicable fiscal year as may be adjusted to give credit for member distributions paid by the Company during the respective fiscal year.   The structure of the Company Incentive Plan and the selection of net income as the key financial metric reflected the view of the Compensation Committee that additional compensation should be paid to the employees, including our Named Executive Officers, only in the event we earned a profit for the year and, in addition, that the amount of additional compensation paid, if any, should be tied directly to the amount of profits earned.  Our directors designed the Company Incentive Plan to encourage an individual’s contribution to, and reward an individual for, Company-wide performance and in certain instances, the attainment of specific operational and financial goals that are controlled by, or can be directly impacted, by the individual.

The Company Incentive Plan establishes different bonus pool plans with different funding mechanisms and payout percentages.  Allocation percentages among the various bonus pools and the individual employees within each pool are based on the relative levels of responsibility within the organization and the current base salaries of the individuals in each pool.  The Company Incentive Plan establishes separate bonus pools for staff, senior management and the Chief Executive Officer (the “CEO”).

The staff bonus pool provides for an annual inventive bonus pool equal to 5.4% of Company net income as set forth in the Company’s audited financial statements for the respective fiscal year.  The Company Incentive Program provides for maximum payout amounts based on a percentage of base salary for each employee tier within the staff bonus pool ranging from 8% of base pay and 18% of base salary.  The actual payout amount allocated to each individual within the staff bonus pool is determined by calculating the employee’s pro rata portion of the maximum payout amount multiplied by the available bonus pool.  Although the Company Incentive Program provides for a maximum payout amount, the Committee retains the discretion to approve payouts in excess of the specified maximum if they believe that such decision is consistent with the Company philosophy of providing employees with the maximum incentive to achieve superior Company performance and align their interest with the interest of our members.  In Fiscal Year 2018, since we reported a net loss as set forth in our Annual Report, no amounts were allocated to the staff bonus pool and no employees within the staff bonus pool received any bonus awards.

The senior management and CEO bonus pools provide payout amounts based on the Company’s net income for the applicable fiscal year as set forth in the Company’s audited financial statements for the respective fiscal year less $4 million (the “Adjusted Net Income”).  If the Adjusted Net Income is positive, each senior management participant will receive a payout equal to 0.5% of the Adjusted Net Income amount and the CEO will receive a payout equal to 1% of the Adjusted Net Income amount.   There is no maximum payout amount under the Company Incentive Plan for participants in the senior management pool or CEO bonus pool.   The higher levels of allocation established for the senior management and CEO bonus pools, which includes our Named Executive Officers, reflects the judgment of the Compensation Committee that these individuals have the potential for the most significant impact on Company operations and profitability.  In Fiscal Year 2018, since we reported a net loss as set forth in our Annual Report, no amounts were allocated to the senior management or CEO bonus pools and no member of senior management or our CEO received any bonus awards.

Analysis of Fiscal Year 2018 Compensation Decisions for Mr. Hakmiller

Base Salary

In connection with the negotiation of Mr. Hakmiller’s employment agreement in 2013, the Compensation Committee reviewed information regarding base salaries of principal executive officers of other renewable fuel firms operating primarily in the Midwest as a means of assessing the market value for such executives in the industry.  There was no attempt, however, to position Mr. Hakmiller’s base salary at any given point within the range of salaries reviewed.  Ultimately, his base salary was a negotiated figure based on comparable market rates.  Mr. Hakmiller’s employment agreement provides for a minimum base salary of $232,000 which was his base salary through fiscal year ended September 30, 2014.  In Fiscal Year 2018, the Compensation Committee recommended, and the directors approved, increasing Mr. Hakmiller’s base salary to $252,500 which represented a 2.5% cost of living increase.

Incentive Compensation

The following incentive compensation arrangements developed for Mr. Hakmiller focus both on (a) short-term performance which awards additional compensation based on annual Company profitability, and (b) long-term performance which awards additional compensation linked to an increase in the value of our units over a longer period of time.

•
Company Incentive Plan.  During Fiscal Year 2018, participated in the Company Incentive Plan together with senior management and other eligible employees to promote the objective of having employees, including the CEO, work together to produce the best possible financial results for the Company.  In accordance with the terms of the Company Incentive Plan, Mr. Hakmiller did not receive any bonus based on the fact that the Company recorded a net loss in Fiscal Year 2018 as set forth in our Annual Report.

•
Equivalent Unit Plan. As a form of long-term incentive compensation, on April 9, 2013, the Compensation Committee granted Mr. Hakmiller an award of 100 equivalent units (“Equivalent Units”) intended to approximate the value of a unit of the Company and provide him the opportunity to earn additional compensation tied directly to the increase in value of the Company’s units during his employment with the Company or, if earlier, a sale of the company (the “Equivalent Unit Plan”).  The Equivalent Unit Plan was included as an attachment to Mr. Hakmiller’s employment agreement.  The Compensation Committee believed the grant of Equivalent Units would more closely align Mr. Hakmiller’s interests with the interests of our members by providing him with an economic stake in the Company that was substantially similar to a member holding our units.

The Equivalent Units granted to Mr. Hakmiller are not actual units of the Company and the Equivalent Units do not entitle him to any rights as a member, including the right to vote at member meetings.  However, the Equivalent Unit Plan grants dividend equivalent rights which provide that if the Company declares a distribution to the members, the Company must pay Mr. Hakmiller an amount equal to the per unit distribution declared for each Equivalent Unit.  The award granted to Mr. Hakmiller vested on April 9, 2016 (three years from the date of employment). The purpose of the vesting requirement was to establish an “employment retention” feature whereby Mr. Hakmiller would be incentivized to continue his employment for at least three years.

The Equivalent Unit Plan provides that after vesting, Mr. Hakmiller has the right to receive a lump sum cash payment upon certain triggering events provided the value of his Equivalent Units has increased over an opening value of $500 per Equivalent Unit (the “opening value”).  The opening value of $500 per Equivalent Unit was determined by our directors based on their estimation of the fair market value of the Company’s units at the time Mr. Hakmiller began employment in April 2013.  A payout is triggered upon Mr. Hakmiller’s separation from service (other than for “cause”) as an employee or, if earlier, upon a sale of the Company to an unaffiliated party.  Upon the occurrence of a triggering event, the then current value of the Equivalent Units will be determined (the “ending value”) and the difference between the ending value and the opening value, if a positive number, will be paid to Mr. Hakmiller. The method of calculating the ending value varies depending on the triggering event as described below.

•
Separation of Service.  If the triggering event is Mr. Hakmiller’s separation from service, the ending value of the Equivalent Units will be the average purchase price paid by buyers of our units through the unit matching service in transactions that closed during the six-month period preceding the month in which his employment terminates, provided that at least two such sales of units occurred during such period.  In the event there are not two sales during such period, the ending value of the Equivalent Units will then be set at an amount equal to 70% of the book value per unit determined as the end of the calendar quarter immediately preceding the date of his termination of service.

•
Sale of the Company.  If the triggering event is a sale of the Company, the ending value of the Equivalent Units will be equal to the value of our units as determined by our directors in reference to the sale price of the Company.

In the event that the Company’s terminates Mr. Hakmiller for “cause” as defined in his employment agreement or for breach of any fiduciary duty owed to, or restrictive covenant with, the Company, Mr. Hakmiller will automatically forfeit all vested Equivalent Units.

Analysis of Compensation Decisions for Ms. Strum

Base Salary

Adjustments to the base salary for Ms. Strum are determined by Mr. Hakmiller.  In considering Ms. Strum’s base salary for Fiscal Year 2018, Mr. Hakmiller considered her performance and level of responsibility within the organization and the financial performance of the Company during the previous year.   Mr. Hakmiller also considered the significant increases in Ms. Strum’s responsibilities over the past several fiscal years. Based on the significant increase in Ms. Strum’s responsibilities, Mr. Hakmiller determined that it is in the best interest of the Company to make adjustments to Ms. Strum’s base salary over several years in order to conform to the competitive market for executives with similar responsibilities.  Based on these considerations, Mr. Hakmiller increased Ms. Strum’s base salary to $122,000 for Fiscal Year 2018 representing a 15.4% increase.

Company Incentive Plan

As stated above, during Fiscal Year 2018, Ms. Strum fell within the senior management pool under the Company Incentive Plan.  In accordance with the terms of the Company Incentive Plan, Ms. Strum did not receive any bonus based on the fact that the Company recorded a net loss in Fiscal Year 2018 as set forth in our Annual Report.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the compensation discussion and analysis set forth in this Proxy Statement with management, and, based on that review and discussion, recommended to the directors that the compensation discussion and analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Kurt Olson
William Couser
Rick Vaughan
James Hill
James Dickson

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by our Named Executive Officers in Fiscal Year 2018 and the two preceding fiscal years.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation[1] ($)	All Other Compensation[2] ($)	Total ($)

Eric Hakmiller, President and Chief Executive Officer	2018	$250,265	$0	$15,196	$265,461
	2017	$244,206	$5,038	$12,318	$261,562
	2016	$239,484	$0	$27,860	$267,344

Kristine Strum, Director of Finance (Principal Financial Officer)	2018	$121,277	$0	$6,560	$127,837
	2017	$103,132	$2,519	$5,215	$110,866
	2016	$96,912	$0	$5,191	$102,103

[1]
Represents payout amounts to our Named Executive Officers pursuant to the Company Incentive Plan and, with respect to Mr. Hakmiller for Fiscal Year 2016, under the separate CEO incentive plan in place for Fiscal Year 2016. See the section entitled “Compensation Discuss and Analysis” for additional details on the Company Incentive Plan.

[2]
Amounts reported in this column for Fiscal Year 2018 include: (i) contributions made by the Company to the 401(k) Plan for the account of each Named Executive Office during the fiscal year in amounts equal to $7,879 for Mr. Hakmiller and $3,797 for Ms. Strum, (ii) cash payments for unused paid time off accrued during the fiscal year in amounts equal to $4,817 for Mr. Hakmiller and $2,763 for Ms. Strum and (iii) a cash payment to Mr. Hakmiller of $2,500 in accordance with the dividend equivalent rights set forth in his Equivalent Unit Plan relating to the distributions to our members declared during Fiscal Year 2018.  During Fiscal Year 2018, all employees participating in the 401(k) Plan, including our Named Executive Officers, were eligible to receive a matching employer contribution equal to 50% of the first 6% contributed by an employee from his or her base salary for the fiscal year.  No additional discretionary employer contributions to the 401(k) Plan was made during Fiscal Year 2018.

Grants of Plan-Based Awards Tables for Fiscal Year 2018

The following table sets forth information concerning the additional compensation potentially available to the Named Executive Officers during Fiscal Year 2018 under the Company Incentive Plan and CEO Incentive Plan.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards
Name of Executive	Threshold[1]	Target[2]	Maximum[3]
Eric Hakmiller	$0	$0	$--
Kristine Strum	$0	$0	$--

[1]
The Company Incentive Plan did not designate a minimum amount of additional compensation that would be paid based on achieving a minimum or “threshold” level of company profitability or applicable performance metrics.

[2]
The Company Incentive Plan did not designate a specific amount of additional compensation that would be paid based on achieving a designated or “targeted” level of Company profitability and therefore, the target amounts set forth above reflect the actual amounts paid to each Named Executive Officer under the Company Incentive Plan during Fiscal Year 2018 as also set forth in the “Summary Compensation Table” above. In accordance with the terms of the Company Incentive Plan, none of Named Executive Officers received any bonus payments based on the fact that the Company recorded a net loss in Fiscal Year 2018 as set forth in our Annual Report

[3]	Under the Company Incentive Plan there is no maximum payout amount for participants in the senior management and CEO bonus pools.

CEO Employment Agreement

On April 9, 2013, we entered into an Employment Agreement with Eric Hakmiller pursuant to which we retained Mr. Hakmiller as the President and Chief Executive Officer of the Company (the “CEO Employment Agreement”).  The CEO Employment Agreement provides for an annual salary of not less than $232,000 and that Mr. Hakmiller has the right to participate in the other fringe benefits available to employees of the Company (i.e. medical, dental disability or life insurance, 401(k) or other retirement plans or programs).  The CEO Employment Agreement also includes the Equivalent Unit Plan described above in the section entitled “Compensation Discussion and Analysis – Analysis of Compensation Decisions for Mr. Hakmiller.”

The CEO Employment Agreement remains in effect until it is terminated in accordance with its terms.  The CEO Employment Agreement will terminate automatically upon the death or disability of Mr. Hakmiller. The CEO Employment Agreement may also be terminated by the Company for “cause”, as that term is defined in the CEO Employment Agreement, or by Mr. Hakmiller in the event of any uncured breach of the CEO Employment Agreement by the Company.  Both the Company and Mr. Hakmiller may also elect to terminate the CEO Employment Agreement at any time for any reason which termination upon thirty (30) days’ prior written notice.

No Change of Control or Severance Agreements

Other than the vesting of the Equivalent Units granted to Mr. Hakmiller under the Equivalent Unit Plan discussed above under the section entitled “Compensation Discussion and Analysis – Analysis of Compensation Decisions for Mr. Hakmiller” and below in the section entitled “Potential Payments Upon Termination or Change of Control,” our executive officers do not have change of control or severance agreements, which means our directors retain discretion over severance arrangements if the directors decide to terminate an executive’s employment.

Potential Payments upon Termination or Change in Control

The only compensation program of the Company that provides for potential payments upon termination of employment or upon a change in control is the Equivalent Unit Plan for Mr. Hakmiller.  The Equivalent Unit Plan is described in detail above under the section entitled “Compensation Discussion and Analysis – Analysis of Compensation Decisions for Mr. Hakmiller”, including the specific circumstances that would trigger a payout, the manner in which the amount of the payout would be determined and the vesting and forfeiture conditions applicable to his Equivalent Units.

Upon the vesting of Mr. Hakmiller’s Equivalent Units (which occurred on April 9, 2016), the Equivalent Unit Plan, provides a potential payout to Mr. Hakmiller (i) upon the termination of his employment with the Company other than for “cause” or (ii) upon the Sale of the Company (assuming he remains an employee at the time of such sale).  The Equivalent Unit Plan defines “Sale of the Company” as a (A) a sale of all or substantially all of the assets of the Company in any transaction or series of related transactions, other than to an entity that controls or is controlled by the Company or pursuant to the granting of, or the enforcement of, any mortgage, security interest, financing statement or other lien on any of the assets of the Company or any affiliate; (B) any merger, consolidation or reorganization to which the Company is a party, if immediately following such transaction the members of the Company immediately prior to the transaction hold less than 50% of the voting power of the Company's or its successor's equity interests; or (C) a sale of a majority of the voting power of the Company's equity interests by the members of the Company in any transaction or series of related transactions other than to an entity that controls or is controlled by the Company prior to such sale.
In the event that the Company’s terminates Mr. Hakmiller for “cause” as defined in the CEO Employment Agreement or for breach of any fiduciary duty owed to, or restrictive covenant with, the Company, Mr. Hakmiller will automatically forfeit all vested or unvested Equivalent Units.

Potential Post-Termination Benefits Table

The table below quantifies the compensation that would have become payable to Mr. Hakmiller pursuant to the Equivalent Unit Plan for Mr. Hakmiller’s Equivalent Units in the event his employment had terminated on September 30, 2018 under various circumstances.

Hakmiller Equivalent Unit Plan
Voluntary	Involuntary			Disability	Retirement	Sale of the Company
	For Cause	Without Cause	Death
$9,900	$0	$9,900	$9,900	$9,900	$9,900	$40,400

The estimates of the potential payouts to Mr. Hakmiller under the Equivalent Unit Plan set forth in the table above are based on the following calculations:

(A)
Sale of the Company:  Assumes a per unit sale price paid by a third party to the Company in connection with a Sale of the Company equal to the book value of the Company’s units as of September 30, 2018 which was $904 per unit.  The ending value for the Equivalent Units would have been $904 per unit, resulting in an increase of value of $404 per Equivalent Unit, determined by subtracting the opening value of $500 per unit from the ending value of $904 per unit and multiplying it by the 100 Equivalent Units.

(B)
Termination of Employment for All Other Reasons.  Assumes an ending value for the Equivalent Units of $599 per unit which results in an increase of value of $99 per Equivalent Unit, calculated by subtracting the opening value of $500 per unit from the ending value of $599 per unit, then multiplying it by 100 Equivalent Units.  The ending value of the Equivalent Units would have been determined by dividing (i) the aggregate amount paid by all buyers of the Company’s units pursuant to the unit matching service during the six months prior to September 30, 2018, and (ii) the aggregate number of units sold to those buyers.  During that six-month period, there were eight sales transactions, with sales prices ranging from a low of $480 per unit to a high of $700 per unit.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during Fiscal Year 2018, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a director or a member of a compensation committee of any entity that has one or more executive officers serving as one of our directors or as a member of our Compensation Committee.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Eric Hakmiller, our Chief Executive Officer (our “CEO”).

The CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  For our Fiscal Year 2018, the ratio of the annual total compensation of our CEO to the annual total compensation of the medial employee was as follows:

	Total Annual Compensation
Chief Executive Officer	$265,461	[1]
Median Employee	$52,180
CEO Pay Ratio	5:1
[1] Reflects the annual total compensation of our CEO reported in the Summary Compensation Table in this Proxy Statement set forth above.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.
We determined that, as of September 30, 2018, the last day of our Fiscal Year 2018, our employee population consisted of forty-one individuals with all of these individuals located in the United States. This population consisted of our full-time and part-time employees.  We selected September 30, 2018, which is the last day of our Fiscal Year 2018 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

2.
To identify the median employee from our employee population, we calculated the amount of the total cash compensation earned during Fiscal Year 2018 as reflected in our payroll records which was consistently applied to all of our employees, excluding our CEO, who were employed by us on September 30, 2018 (whether employed on a full-time or part-time basis). We believe the use of total cash compensation earned by our employees is a consistently applied compensation measure because we do not distribute equity awards to employees.  For purposes of calculating the total cash compensation earned, we included the following for each of our employees included in the calculation: (i) actual base salary paid (in the case of hourly workers, base salary paid included overtime pay), (ii) cash bonuses earned for Fiscal Year 2018 and (iii) paid time off.  We did not perform any full-time equivalency adjustments for part-time or temporary employees or annualize for employees hired throughout the year.

3.
We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.

4.
As  noted above, with respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table include in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

The pay ratio disclosed above was calculated in accordance with SEC rules based upon the Company’s reasonable judgment and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by the Company in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s estimated pay ratio as disclosed above.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our directors and the Audit Committee have selected RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm (sometimes referred to in this Proxy Statement as our “independent auditor”) for the fiscal year ending September 30, 2019, and our directors are asking the members to ratify that selection.  RSM has served as our independent registered public accounting firm since October 2005.  Although the engagement, retention and supervision of the Company’s independent registered public accounting firm is within the authority of our directors and the Audit Committee, the directors consider the selection of the auditor to be an important matter of member concern and are submitting the selection of RSM for ratification by the members as a matter of good corporate practice.

One or more representatives of RSM are expected to be present at the 2019 Annual Meeting and will have the opportunity to make a statement at the meeting if they desire to do so, and are also expected to be available to respond to appropriate questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by RSM for the audit of our annual financial statements for the fiscal years ended September 30, 2018 and 2017 and fees billed for other services rendered by RSM during those periods:

	Year Ended September 30,
	2018	2017
Audit Fees	$83,265	$82,635
Audit Related Fees	$5,800	$5,800
Tax Fees	$25,799	$24,675
TOTAL	$114,864	$113,110

Audit Fees.  The audit fees were billed for the audit by RSM of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by RSM in connection with statutory and regulatory filings or engagements.

Audit Related Fees.  The audit related fees were incurred for SEC reporting matters and other audit related services.

Tax Fees.  The tax fees were billed for services rendered by RSM for tax compliance, tax advice and tax planning.  The nature of the services comprising the tax fees was for year-end tax preparation of the partnership return and associated K-1's.

Our Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of RSM.

Pre-Approval of Audit and Non-Audit Services

As set forth in the charter of the Audit Committee, it is the policy of the Company that all audit and non-audit engagements of RSM are pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the units represented in person or by proxy at the 2019 Annual Meeting, assuming a quorum is present, is required for the approval of the proposal.  Abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against Proposal 3.

OUR DIRECTORS RECOMMEND THAT MEMBERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.

AUDIT COMMITTEE REPORT

Members should be aware that under Securities and Exchange Commission rules, the following report issued by the Audit Committee relating to certain of its activities during Fiscal Year 2018 is not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced.

Our directors have the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company.  The Audit Committee's general purpose is to assist our directors in fulfilling their responsibilities by overseeing the accounting and financial reporting processes of the Company, the audits of our financial statements, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal accounting, financial reporting and auditing processes.

The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.  Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal control.  The Company’s independent auditor, RSM, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and related footnotes for the fiscal year ended September 30, 2018, and the independent auditor's report on those financial statements, with the Company’s management and with RSM.  Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with RSM the matters required to be discussed by the Public Company Accounting Oversight Board.  The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM communications with the Audit Committee concerning independence, and has discussed with RSM that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2018.

AUDIT COMMITTEE

James Dickson
Brian Conrad
Tim Fevold
Rick Vaughan

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table provides certain information as of January 18, 2019 with respect to the unit ownership of: (i) each director and director nominee of the Company, (ii) each Named Executive Officer of the Company (as defined in the section entitled “Compensation Discussion and Analysis” above), (iii) all officers and directors of the Company as a group and (iv) one former director of the Company who served as a director during all of Fiscal Year 2018.  The Company is not aware of any person or group (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) was the beneficial owner of more than 5% of our outstanding units, and no person or group held more than 5% of our outstanding units pursuant to any voting trust or similar agreement.  The percentages in the table below are based on 42,049 units outstanding on January 18, 2019.  No family relationships exist among our directors and executive officers.

Name of Beneficial Owner[1]	Amount and Nature Of Beneficial Ownership[2]		Percent of Class

Jeff Taylor, Director and Chairman	701	[3]	1.66%
William Couser, Director and Vice Chairman	413	[4]	0.98%
Brian Conrad, Director and Treasurer	605		1.44%
Timothy Fevold, Director and Secretary	126		0.30%
Rick Vaughan, Director	-0-		-
Kurt Olson, Director	250	[5]	0.59%
James E. Dickson, Director	50	[6]	0.12%
James Hill, Director	310		0.74%
Doug Moore, Director	25		0.06%
Eric Hakmiller, President and CEO	175	[7]	0.42%
Kristine Strum, Director of Finance	-0-		-
All current directors and executive officers as a group (11 Persons)	2,655		6.31%
Terrill Wycoff, Former Director and Treasurer[8]	500		1.19%

[1]	The address for all of our directors, director nominees and executive officers is the address of the Company’s principal executive offices located at 59511 W. Lincoln Highway, Nevada, Iowa 50201.
[2]	Unless otherwise indicated by a footnote, all of the units are directly owned by the listed individual or jointly owned with their spouse and are not pledged as security by the listed individual.
[3]	One hundred (100) of the units are held in a family limited partnership and fifty (50) of the units are held by minor children of Mr. Taylor.
[4]	All of the units are pledged as security by the listed individual
[5]
Fifty (50) of the units are held in a revocable family trust created by Mr. Olson’s parents for which Mr. Olson is one of the beneficiaries and was appointed one of two successor trustees.  Mr. Olson’s parents are the primary trustees.

[6]	Mr. Dickson’s units are held in the James E. Dickson Trust dated September 24, 2014 of which Mr. Dickson serves as trustee.
[7]	All of the units are owned by the spouse of Mr. Hakmiller and Mr. Hakmiller disclaims beneficial ownership of all such securities.
[8]	Mr. Wycoff served as a director and Treasurer through all of Fiscal Year 2018; however, he resigned as a director and as Treasurer effective December 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding units to file reports of their ownership and changes in ownership of our units with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the units.  Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the units during or with respect to Fiscal Year 2018 were filed on time except that Mr. Taylor did not timely file a Form 4 relating to the purchase of units on June 30, 2018 but such Form 4 was subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2018, our directors adopted a Related Party Policy which requires that the Nominating and Company Corporate Governance Committee review the material facts of any related party transaction and approve or ratify such transaction.  The Related Party Policy also formalized certain practices and procedures historically followed by our directors relating to the approval of any transaction, arrangement or series of similar transactions, arrangements or relations, including indebtedness or guarantees of indebtedness, with related parties.  Related persons include our directors or executive officers and their respective immediate family members and 5% beneficial owners of our units. Our Related Party Policy exempts any commodity market purchase or sale transactions from the definition of “related party transaction” if such purchase or sale is at the then current market prices and therefore, such transactions do not require review or prior approval.  The Company did not have any related party transactions during Fiscal Year 2018.

MEMBER PROPOSALS FOR THE 2020 ANNUAL MEETING OF MEMBERS

We currently anticipate holding the 2020 annual meeting of members in February or March of 2020.  The Company is not required to consider any proposal or director nomination petition that does not meet the requirements of the SEC and our Operating Agreement and therefore, any member who wishes to submit a proposal or director nomination petition is encouraged to seek independent counsel about the requirements of the SEC and our Operating Agreement.

All proposals and nomination petitions should be directed to the Company’s principal executive office located at 59511 W. Lincoln Highway, Nevada, Iowa, 50201, to the attention of the Company’s Secretary.  We also recommend that proposals and director nomination petitions be sent by electronic means or by certified mail, return receipt requested, or by another means that permits proof of the date of delivery.

Member Proposals to be Considered for Inclusion in the Company’s 2020 Proxy Statement Under SEC Rules

Under applicable SEC rules, including Rule 14a-8 of the Exchange Act, any member proposal to be considered by the Company for inclusion in the proxy materials for the 2020 Annual Meeting of Members must be received by the Secretary of the Company, at 59511 W. Lincoln Highway, Nevada, Iowa 50201, no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the preceding year’s annual meeting.  Accordingly, we determined that members must submit proposals related to the 2020 Annual Meeting of Members to the Company by September 27, 2019.  Proposals submitted later than September 27, 2019 will be considered untimely and will not be included in the Company’s proxy statement for the 2020 Annual Meeting of Members.

In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for inclusion of member proposals in company-sponsored proxy materials.  Our directors will review proposals submitted by members for inclusion at our next annual meeting of members and will make recommendations to our directors on an appropriate response to such proposals.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

Requirements for Member Proposals to be Brought Before the 2020 Annual Meeting of Members

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a member proposal to be brought before its next annual meeting of members in accordance with the requirements of its Operating Agreement or other governing documents, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the member proposal without any discussion of the matter in the proxy statement.

Section 5.4 of our Operating Agreement provides that written notice of a member proposal or other business a member intends to present at the next annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the preceding year’s annual meeting.  Members must therefore submit notice of any member proposals for the 2020 Annual Meeting of Members to the Company by September 27, 2019.  Proposals submitted later than September 27, 2019 will be considered untimely and will not business that may properly be brought before the 2020 Annual Meeting of Members.

As to each matter the member proposes to bring before the 2020 Annual Meeting of Members, the member’s notice must set forth: (i) a description of the proposal or business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear in the Company’s books, of the member making the proposal; (iii) the number of units beneficially owned by such member, the period of time the member has beneficially owned those units, and a statement that the member intends to continue to hold the units through the date of the annual meeting; (iv) any material interest of the member in the proposal or business; and (v) all other information that would be required to be provided by the member pursuant to Regulation 14A under the Exchange Act if the member has submitted the proposal pursuant to Rule 14a-8 under the Exchange Act.  The Company does not have any obligation to include any such proposal in the proxy statement, proxy or ballot or other proxy materials of the Company.  Our Operating Agreement also provides that the presiding officer at an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

A copy of our Operating Agreement will be furnished to members without charge upon written request delivered to the Secretary of the Company at the Company’s principal executive office.

Director Nominations

Information regarding the process for members to make director nominee recommendations or director nominations for our 2020 Annual Meeting of Members is set forth above under the section entitled “Directors and Corporate Governance – Director Nomination Process.”

OTHER MATTERS

The directors do not intend to bring any other business before the 2019 Annual Meeting, and no member proposals will be able to be made or acted upon at the 2019 Annual Meeting, so the only member actions to be acted upon at the 2019 Annual Meeting will be the vote on the three proposals as described and provided in this Proxy Statement.

By Order of the Directors,

Timothy Fevold,
Secretary

Nevada, Iowa
January 25, 2019

LINCOLNWAY ENERGY, LLC
PROXY CARD
2019 ANNUAL MEETING OF MEMBERS
March 7, 2019

The undersigned hereby appoints Jeff Taylor and William Couser, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the units of LINCOLNWAY ENERGY, LLC (the “Company”) held of record by the undersigned on January 25, 2019, at the Annual Meeting of Members of the Company to be held on March 7, 2019 (the “2019 Annual Meeting”), commencing at 6:30 p.m., at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa, and any postponements or adjournments thereof.  If you need directions to the Radisson, please call Lincolnway Energy at (515) 232-1010.

This proxy card when properly executed will be voted as directed by the undersigned member.  If no direction is made, this proxy will be voted “FOR” each of the director nominees nominated in Proposal 1; “FOR” the director nominee nominated in Proposal 2 and “FOR” Proposal 3 approving the ratification of the RSM US LLP as our independent registered public accounting firm.   The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2019 Annual Meeting and any adjournments or postponements thereof.

You can deliver this proxy card in person at the 2019 Annual Meeting prior to the announcement of the voting results.  You can also deliver this proxy card to the principal office of the Company at 59511 W. Lincoln Highway, Nevada, Iowa 50201 in person or by mail provided the proxy card must be RECEIVED by the Company before 3:00 p.m. on March 7, 2019 in order to be valid and counted.

If you return your proxy card before the 2019 Annual Meeting and decide that you want to change your vote, you can do so by coming to the Company’s principal office before 3:00 p.m. on March 7, 2019 or by coming to the 2019 Annual Meeting and notifying any director at any time before the voting results are announced at the 2019 Annual Meeting.  In either case, you will be given another proxy card to complete and deliver either at the 2019 Annual Meeting or to the Company’s principal office at any time before 3:00 p.m. on March 7, 2019.

PLEASE INDICATE YOUR SELECTIONS BY FIRMLY PLACING AN "X" IN THE APPROPRIATE BOX(ES) RELATING TO EACH PROPOSAL WITH BLUE OR BLACK INK

PROPOSAL 1-VOTE ON ELECTION OF DIRECTORS:  Proposal to elect three director nominees identified below to serve until the 2022 Annual Meeting of Members or until their successors shall be elected and qualified.  If no voting direction is made below, the proxies will vote your units “FOR” each of the nominees.  Our directors recommend a vote “FOR” each of the three nominees.

James Dickson	☐	FOR	☐	WITHHOLD / ABSTAIN
James Hill	☐	FOR	☐	WITHHOLD / ABSTAIN
Kurt Olson	☐	FOR	☐	WITHHOLD / ABSTAIN

PROPOSAL 2-VOTE ON ELECTION OF DIRECTOR APPOINTED TO FILL VACANCY:  Proposal to elect one director nominee identified below to serve until the 2021 Annual Meeting of Members or until his successor shall be elected and qualified.  If no voting direction is made below, the proxies will vote your units “FOR” the nominees.  Our directors recommend a vote “FOR” the nominee.

Douglas Moore	☐	FOR	☐	WITHHOLD / ABSTAIN

PROPOSAL 3 - VOTE ON RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: Proposal to ratify the selection of RSM US LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2019.  If no voting direction is made below, the proxies will vote your units “FOR” the ratification of RSM US LLP.  Our directors recommend a vote "FOR" this proposal.

☐ FOR	☐	AGAINST	☐	ABSTAIN

PLEASE SIGN, DATE AND RETURN THIS PROXY as soon as possible to Lincolnway Energy, LLC, 59511 W. Lincoln Highway, Nevada, Iowa 50201.

Dated: __________________, 2019

SIGNATURE BLOCK FOR INDIVIDUALS	SIGNATURE BLOCK FOR ENTITY**
OR JOINT OWNERS*	(Corporation, Partnership, Trust, IRA)

(Signature 1)	(PRINTED Entity Name)
Printed Name 1:
(Authorized Signature)

Printed Authorized Name:
(Signature 2)
Printed Name 2:	Title:

*	If units are held jointly, each holder should sign. Please sign your name exactly as it appears on the unit certificate.
**	Please sign your name exactly as it appears on the unit certificate. If signing for estates, trusts, corporations, IRAs or partnerships, title or capacity should be stated.